Exhibit 3.1

ARTICLES OF INCORPORATION

OF

VINTAGE WINE ESTATES, INC.

ARTICLE I

The name of the corporation is Vintage Wine Estates, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Nevada is 701 S. Carson St., 200, Carson City, NV. The name of the Company’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes Chapter 78 of the State of Nevada, as amended (the “ACT”).

ARTICLE IV

Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 202,000,000 shares, consisting of 200,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, no par value. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of NRS 78.2055, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class will be required therefor.

Section 2. Common Stock.

(a) Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b) Voting. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting. Notwithstanding any other provision of these Articles of Incorporation to the contrary, the holders of Common Stock will not be entitled to vote on any amendment to these Articles of Incorporation

(including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to these Articles of Incorporation (including any Preferred Stock Designation) or the ACT.

(c) Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of shares of Common Stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board from time to time out of assets or funds of the Company legally available therefor.

(d) Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock will be entitled to receive the assets and funds of the Company available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Company, as such terms are used in this Article IV, Section 2(d), will not be deemed to be occasioned by or to include any consolidation or merger of the Company with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

Section 3. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Company (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity ;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

ARTICLE V

The Board (including the affirmative vote of at least one of the Sponsor Nominees, as defined in the Investor Rights Agreement, so long as Bespoke Sponsor Capital LP has a right to nominate one or more Sponsor Nominees) may make, amend, and repeal the Bylaws of the Company. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. Notwithstanding the foregoing and anything contained in these Articles of Incorporation or the Bylaws to the contrary, Sections 1, 2, 8 and 9 of Article II, Sections 2, 3 and 12 of Article III and Article IX of the Bylaws may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the date of the first annual meeting of the stockholders that is held after the fifth anniversary of the effectiveness of these Articles of Incorporation (the “Sunset Date”), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock (as defined below), voting together as a single class, and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. For the purposes of these Articles of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of directors.

ARTICLE VI

Subject to the rights of the holders of any series of Preferred Stock, (a) any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of stockholders of the Company and may not be taken without a meeting by means of any consent in writing of such stockholders and (b) special meetings of stockholders of the Company may be called only (i) by the Chairman of the Board (the “Chairman”), (ii) by the Chief Executive Officer of the Company (the “Chief Executive Officer”), or (iii) by the Secretary of the Company (the “Secretary”) acting at the request of the Chairman, the Chief Executive Officer or a majority of the total number of directors that the Company would have if there were no vacancies on the Board. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

ARTICLE VII

Section 1. General. The business and affairs of the Company will be managed by or under the direction of the Board.

Section 2. Number. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of the directors will be fixed from time to time in the manner provided in the Bylaws of the Company.

Section 3. Election and Terms of Service.

(a) Subject to the rights, if any, of (i) the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (ii) stockholders pursuant to the Investor Rights Agreement entered into by the Company and certain stockholders in the year 2021 (the “Investor Rights Agreement”), directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot will be satisfied by a ballot submitted by electronic transmission as long as any such electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

(b) All directors elected at meetings of stockholders will be elected by plurality vote of all votes cast at such meeting to hold office for terms expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

Section 4. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Company.

Section 5. Newly Created Directorships and Vacancies. Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the terms of the Investors Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 6. Removal. Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, (b) the Investor Rights Agreement with respect to removal of a Sponsor Nominee or a Roney Nominee (as defined in the Investor Rights Agreement), and (c) Article VII, Section 7 and Section 8: (i) any director may be removed from office by the stockholders only for cause until the Sunset Date and, following the Sunset Date, any director may be removed from office by the stockholders with or without cause and, in either case (before or after the Sunset Date), only in the manner provided in clause (ii) of this Article VII, Section 6; and (ii) at any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause.

Section 7. Removal of Sponsor Nominees. Notwithstanding the provisions of Article VII, Section 6, any Sponsor Nominee may be removed for any reason following the expiration of the Sponsor Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors (other than the Sponsor Nominees).

Section 8. Removal of Roney Nominees. Notwithstanding the provisions of Article VII, Section 6, any Roney Nominee may be removed for any reason following the expiration of the Roney Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors (other than the Roney Nominees).

ARTICLE VIII

To the full extent permitted by the ACT and any other applicable law currently or hereafter in effect, no director will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director. No repeal or modification of this Article VIII will adversely affect the protection of any director provided hereby in relation to any breach of fiduciary duty or other act or omission as a director occurring prior to the effectiveness of such repeal or modification. If any provision of the ACT is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the ACT, as so amended.

ARTICLE IX

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified by the Company to the fullest extent permitted or required by the ACT and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company will indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX will include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the ACT so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) will be made pursuant to this Section 2 only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it is ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX are contract rights and such rights will continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period will be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee will be entitled to the fullest extent permitted or required by the ACT, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it will be a defense that, and (b) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company will be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the ACT. Neither the failure of the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the ACT, nor an actual determination by the Company (including its Board or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, will create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, will be on the Company.

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX will not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Articles of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX will limit or otherwise affect any such other right or the Company’s power to confer any such other right.

Section 6. Insurance. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the ACT.

Section 7. No Duplication of Payments. The Company will not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

ARTICLE X

The Company reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and any other provisions authorized by the ACT may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in their present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provision of these Articles of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2/3% of the voting power, and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the voting power, in the case of each of clauses (a) and (b), of the outstanding Voting Stock, voting together as a single class, will be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article V, Article VI, Article VII, Article VIII, Article IX, this Article X and Article XI, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of these Articles of Incorporation). Any amendment, repeal or modification of any of Article V, Article VIII, Article IX and this Article X will not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

ARTICLE XI

Unless the Company consents in writing to the selection of an alternative forum, (a) the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, Nevada, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or to the Company’s stockholders, or (iii) any action, suit or proceeding arising pursuant to any provision of the ACT or the Bylaws or these Articles of Incorporation (as either may be amended and/or restated from time to time); and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Nevada (a “Foreign Action”) in the name of any stockholder, such stockholder will be deemed to have consented to (1) the personal jurisdiction of the state and federal courts in the State of Nevada in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (2) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Company will be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.